EXHIBIT 1

                                 LOAN AGREEMENT


This loan agreement is made this 11th day of August, 1998 whereby Kenneth L. Blum, Sr. agrees to lend Alan S. Cohn Five Hundred Eight Thousand Nine Hundred Seventy Two Dollars and Fifty Cents ($508,972.50) to exercise 1,754,750 options of Avesis Incorporated common stock.

The terms of this agreement shall be 5% interest over a fifteen (15) year period and the payments shall be $49,035.57 per year. The payments shall begin one year from today on August 11, 1999.

The stock will be held in escrow until the loan is fully repaid.

AGREED AND ACCEPTED

/s/ KENNETH L. BLUM, SR.                             8/11/98
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Kenneth L. Blum, Sr.                                 Date

/s/ ALAN S. COHN                                     8/11/98
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Alan S. Cohn                                         Date


State of Maryland
County of Carroll

On this 11TH day of AUGUST, 1998, before me, the undersigned, personally appeared KENNETH L. BLUM, SR., who acknowledged himself as the lender, and personally appeared ALAN S. COHN, who acknowledged himself as the borrower, in the foregoing instrument for the purposes contained therein by signing his name.

In witness whereof I hereunto set my hand and official seal.

                                                     /s/ DEE WALLACE
                                                     ---------------
                                                     Notary Public
12/27/98
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My commission expires